Exhibit 99.1
Tuesday, January 29, 2008

Contact:	Margaret K. Dorman Chief Financial Officer (281) 443-3370
SMITH INTERNATIONAL, INC. REPORTS FOURTH
QUARTER AND FISCAL YEAR RESULTS
     HOUSTON, Texas (January 29, 2008)... Smith International, Inc. (NYSE: SII) today announced fourth quarter net income of $167.0 million, or 83 cents per share, on revenues of $2.3 billion. The Company’s fourth quarter after-tax earnings were 17 percent above the comparable prior-year period which had earnings of $143.0 million, or 71 cents per share, on revenues of $2.0 billion. On a full-year basis, Smith reported sales of $8.76 billion with resulting earnings of $647.1 million, or $3.20 per diluted share — a 29 percent profitability improvement over the prior fiscal year.
     Consolidated revenues were two percent above the amounts reported in the third quarter of 2007, reflecting reasonably flat global activity levels period-to-period. The sequential revenue improvement was associated with the Oilfield segment operations, which generated sequential revenue growth of five percent — supported by higher offshore revenue volumes and continued expansion in the Eastern Hemisphere markets. Consolidated results were in-line with amounts reported for the September 2007 quarter as the profitability associated with incremental Eastern Hemisphere business volumes was offset by the impact of activity declines in the shallow U.S. offshore market and, to a lesser extent, weather and other issues related to several start-up projects in Mexico. On a combined basis, these factors contributed to a $7.9 million reduction in net income in the December 2007 quarter.
     Commenting on the results, Chairman and CEO, Doug Rock stated, “Fourth quarter revenues and earnings set records for Smith, but margins failed to improve. During the quarter, the reduction of working jack-up rigs in the U.S. Gulf Coast along with a curtailment of premium tubular demand in a flat U.S. drilling market caused a decline in Smith Services revenues and margins. Additionally, flooding in Villahermosa, Mexico and new contract start-ups in Mexico contributed to a slight reduction in M-I SWACO margins. However, strong non-North American markets, as evidenced by our 28 percent fourth quarter 2007 year-on-year revenue gain in the Eastern Hemisphere and Latin American markets, demonstrate our 2008 growth potential which should lead to another record year. As a result, we feel that a reasonable expectation for full year 2008 earnings per share for Smith is in the $3.70 to $3.80 range.”
     Margaret Dorman, Chief Financial Officer, added, “The results for the Company were on the lower-end of our fourth quarter expectations. Smith’s Oilfield segment revenues improved five percent over the September 2007 quarter and related after-tax earnings grew two percent — despite the fact that offshore activity levels were down five percent sequentially and the overall drilling market was flat. Lower revenue volumes and the inclusion of costs to relocate our U.S. distribution center resulted in reduced Distribution segment earnings — influencing the consolidated results. On a fiscal year basis, Smith’s Oilfield segment revenues grew 23 percent and earnings improved more than 30 percent — supported by 100 basis points of year-over-year margin expansion. We expect Oilfield margins will improve from current levels, particularly as activity in the Eastern Hemisphere shows further expansion in the back half of the year.”
     M-I SWACO’s fourth quarter revenues totaled $1.19 billion, seven percent above the September 2007 quarter and 22 percent higher on a year-on-year basis. The improvement over the third quarter of 2007 reflects eight percent growth in offshore revenue volumes influenced by spending in the North Sea, Middle East and U.S. deepwater markets. On a product basis, over 80 percent of the growth was generated outside the company’s traditional drilling fluid product lines, evidencing increased demand for environmental equipment in Europe/Africa and continued expansion of the Wellbore Assurance operations in the Eastern Hemisphere region. The unit’s sequential results were impacted by weather and start-up issues associated with several land-based drilling programs in Mexico and, to a lesser extent, continued deterioration in the shallow U.S. offshore market.

     Smith Technologies reported revenues of $267.1 million, three percent above the third quarter of 2007 and 11 percent higher on a year-on-year basis. The sequential revenue comparison reflects strong performance of the North American three-cone drill bit operations reflecting increased market penetration and, to a lesser extent, improved product pricing. Additionally, increased diamond bit export sales volumes in the Eastern Hemisphere market, influenced by new contract awards and the timing of customer projects, also contributed to the sequential revenue improvement. After excluding the impact of export orders, revenues were modestly above the third quarter of 2007 and were 12 percent higher than the prior year quarter.
     Smith Services’ fourth quarter revenues totaled $312.9 million, slightly below the September 2007 period and 18 percent above the year-ago level. The decline in the number of jack-up rigs operating in the Gulf of Mexico contributed to a 15 percent sequential reduction in offshore revenue volumes — adversely impacting revenues and operating earnings. Compared to the third quarter of 2007, lower premium tubular sales and, to a lesser extent, reduced demand for drilling and remedial service offerings in the U.S. Gulf Coast market accounted for the period-to-period revenue decline. Sequentially, tubular volumes declined three percent as higher shipments of drill pipe products in the U.S. market partially offset lower sales of drill collars and other premium tubular offerings.
     Distribution segment revenues were $526.9 million, six percent below the third quarter of 2007 and three percent higher on a year-on-year basis. The majority of the sequential revenue decline was experienced in North America, reflecting lower line pipe demand in the upstream energy sector. To a lesser extent, the inclusion of a large engineering and construction order in the third quarter of 2007 which did not recur in the December period contributed to lower business volumes in the Europe/Africa market.
     Smith International, Inc. is a leading supplier of premium products and services to the oil and gas exploration and production industry through its four principal business units — M-I SWACO, Smith Technologies, Smith Services and Wilson. The Company will host a conference call today beginning at 10:00 a.m. Central to review the quarterly results. Participants may join the conference call by dialing (800) 233-1182 and requesting the Smith International call hosted by Doug Rock. A replay of the conference call will also be available through Tuesday, February 5, 2008, by dialing (888) 769-9760 and entering conference call identification number 20302639.
     Certain comments contained in this news release and today’s scheduled conference call concerning the anticipated financial results of the Company constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Whenever possible, the Company has identified these “forward-looking” statements by words such as “believe,” “encouraged,” “expect,” “expected,” “should” and similar phrases. The forward-looking statements are based upon management’s expectations and beliefs and, although these statements are based upon reasonable assumptions, actual results might differ materially from expected results due to a variety of factors including, but not limited to, overall demand for and pricing of the Company’s products, changes in the level of oil and natural gas exploration and development, and variations in global business and economic conditions. The Company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. For a discussion of additional risks and uncertainties that could impact the Company’s results, review the Smith International, Inc. Annual Report on Form 10-K for the year ended December 31, 2006 and other filings of the Company with the Securities and Exchange Commission.
     Financial highlights follow:

SMITH INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	December 31,		September 30,
	2007	2006	2007

Revenues	$2,297,174	$1,998,991	$2,245,059

Costs and expenses:
Costs of revenues	1,542,934	1,344,549	1,516,153
Selling expenses	317,780	266,807	300,084
General and administrative expenses	80,577	77,857	78,485

Total costs and expenses	1,941,291	1,689,213	1,894,722

Operating income	355,883	309,778	350,337

Interest expense	16,748	18,159	17,103
Interest income	(1,257)	(859)	(1,152)

Income before income taxes and minority interests	340,392	292,478	334,386

Income tax provision	107,902	94,502	106,579

Minority interests	65,483	54,944	60,974

Net income	$167,007	$143,032	$166,833

Earnings per share:
Basic	$0.83	$0.72	$0.83

Diluted	$0.83	$0.71	$0.83

Weighted average shares outstanding:
Basic	200,424	199,564	200,070

Diluted	202,010	201,381	202,078

SMITH INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Year Ended December 31,
	2007	2006

Revenues	$8,764,330	$7,333,559

Costs and expenses:
Costs of revenues	5,908,673	4,989,288
Selling expenses	1,177,359	969,825
General and administrative expenses	308,501	294,365

Total costs and expenses	7,394,533	6,253,478

Operating income	1,369,797	1,080,081

Interest expense	69,990	62,967
Interest income	(4,068)	(2,982)

Income before income taxes and minority interests	1,303,875	1,020,096

Income tax provision	408,471	326,674

Minority interests	248,353	191,416

Net income	$647,051	$502,006

Earnings per share:
Basic	$3.23	$2.51

Diluted	$3.20	$2.49

Weighted average shares outstanding:
Basic	200,244	200,252

Diluted	201,947	202,008

SMITH INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,	December 31,
	2007	2006

Current Assets:
Cash and cash equivalents	$158,267	$80,379
Receivables, net	1,750,561	1,592,230
Inventories, net	1,658,172	1,457,371
Other current assets	160,735	141,047

Total current assets	3,727,735	3,271,027

Property, Plant and Equipment, net	1,105,880	887,044

Goodwill and Other Assets	1,228,265	1,177,404

Total Assets	$6,061,880	$5,335,475

Current Liabilities:
Short-term borrowings	$139,481	$287,704
Accounts payable	655,413	654,215
Other current liabilities	378,406	437,549

Total current liabilities	1,173,300	1,379,468

Long-Term Debt	845,624	800,928

Other Long-Term Liabilities	317,286	246,028

Minority Interests	1,130,773	922,114

Stockholders’ Equity	2,594,897	1,986,937

Total Liabilities and Stockholders’ Equity	$6,061,880	$5,335,475

SMITH INTERNATIONAL, INC.
SUPPLEMENTARY DATA — SCHEDULE I
(In thousands)
(Unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2007	2006	2007	2007	2006

REVENUE DATA

Consolidated:
United States	$1,001,320	$921,326	$1,017,936	$3,967,806	$3,384,729
Canada	200,258	222,284	195,330	771,430	891,288

North America	1,201,578	1,143,610	1,213,266	4,739,236	4,276,017

Latin America	208,282	144,804	208,193	738,026	543,844
Europe/Africa	580,720	457,876	534,012	2,105,745	1,605,559
Middle East/Asia	306,594	252,701	289,588	1,181,323	908,139

Non-North America	1,095,596	855,381	1,031,793	4,025,094	3,057,542

Total	$2,297,174	$1,998,991	$2,245,059	$8,764,330	$7,333,559

Oilfield (a):

North America	$701,345	$652,043	$690,115	$2,734,973	$2,414,118

Latin America	205,429	141,821	204,625	723,389	532,266
Europe/Africa	563,878	446,273	508,549	2,022,598	1,563,175
Middle East/Asia	299,631	245,955	282,398	1,151,609	878,179

Non-North America	1,068,938	834,049	995,572	3,897,596	2,973,620

Total	$1,770,283	$1,486,092	$1,685,687	$6,632,569	$5,387,738

BUSINESS UNIT/SEGMENT DATA

Revenues:
M-I SWACO	$1,190,258	$979,520	$1,110,542	$4,422,408	$3,573,395
Smith Technologies(b)	267,089	241,122	259,104	1,018,578	884,616
Smith Services(b)	312,936	265,450	316,041	1,191,583	929,727

Oilfield	1,770,283	1,486,092	1,685,687	6,632,569	5,387,738

Distribution	526,891	512,899	559,372	2,131,761	1,945,821

Total	$2,297,174	$1,998,991	$2,245,059	$8,764,330	$7,333,559

Operating Income:
Oilfield	$345,209	$289,842	$336,482	$1,315,644	$1,012,295
Distribution	20,830	28,239	24,533	94,629	101,830
General corporate	(10,156)	(8,303)	(10,678)	(40,476)	(34,044)

Total	$355,883	$309,778	$350,337	$1,369,797	$1,080,081

NOTE (a):  Excludes revenues from the Wilson Distribution operations.
NOTE (b):  Due to the formation of the Smith Borehole Enlargement (“SBE”) group during the first quarter of 2007, certain prior period revenues were reclassified to conform with the current presentation.

SMITH INTERNATIONAL, INC.
SUPPLEMENTARY DATA — SCHEDULE II
(In thousands)
(Unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2007	2006	2007	2007	2006

OTHER DATA

Operating Income(c):
Smith ownership interest	$277,078	$241,869	$274,390	$1,066,961	$839,992
Minority partner ownership interest	78,805	67,909	75,947	302,836	240,089

Total	$355,883	$309,778	$350,337	$1,369,797	$1,080,081

Depreciation and Amortization(c):
Smith ownership interest	$39,701	$32,885	$37,828	$147,316	$114,939
Minority partner ownership interest	12,134	10,562	11,686	45,980	35,445

Total	$51,835	$43,447	$49,514	$193,296	$150,384

Gross Capital Spending(c):
Smith ownership interest	$85,839	$78,978	$61,518	$280,414	$224,422
Minority partner ownership interest	21,452	30,668	18,924	75,407	84,048

Total	$107,291	$109,646	$80,442	$355,821	$308,470

Net Capital Spending(c) (d):
Smith ownership interest	$76,435	$69,540	$51,989	$240,524	$191,423
Minority partner ownership interest	19,699	30,012	18,277	70,252	81,304

Total	$96,134	$99,552	$70,266	$310,776	$272,727

NOTE (c):  The Company derives a significant portion of its revenues and earnings from M-I SWACO and other joint venture operations. Consolidated operating income, depreciation and amortization and capital spending amounts have been separated between the Company’s portion and the minority partners’ portion in order to aid in analyzing the Company’s financial results.
NOTE (d):  Net capital spending reflects the impact of proceeds from lost-in-hole and fixed asset equipment sales.